Exhibit 99.1

CytRx Announces the Appointment of Dr. Stephen

Snowdy as Chief Executive Officer

Dr. Snowdy to Succeed Steven A. Kriegsman, Who is Stepping Down as CEO and Chairman of the Board

LOS ANGELES—(BUSINESS WIRE)—CytRx Corporation (OTCQB:CYTR) (“CytRx” or the “Company”), a specialized biopharmaceutical company focused on research and development in oncology and neurodegenerative diseases, today announced that it has appointed Dr. Stephen Snowdy to the role of Chief Executive Officer, effective January 10, 2022. Dr. Louis Ignarro succeeded Steven A. Kriegsman as Chairman of the Board of Directors (the “Board”) on January 3, 2022.

Dr. Snowdy is a scientist, serial entrepreneur and medical venture capitalist with two decades of experience in life science investing and executive management. He joins from Visioneering Technologies, Inc. (ASX: VTI), where he was Chief Executive Officer and Executive Director. He previously served as Chief Executive Officer at Abby Med LLC, a start-up pharmaceutical company dedicated to the development of a novel class of cancer drugs. Prior to that, he was Chairman and Chief Executive Officer of Calosyn Pharma, Inc., a Phase 2 osteoarthritis company, and was a partner for several years at a top-tier medical venture capital firm. Dr. Snowdy simultaneously earned a PhD in Neurobiology and an MBA from the University of North Carolina. He studied Chemical Engineering and Chemistry at the University of Florida, where he also completed two years of postbaccalaureate study in cardiopharmacology. His academic training followed service in the United States Navy Special Forces.

Mr. Kriegsman commented:

“It has been a pleasure to get to know Stephen, who is a proven, high-integrity leader in the sector with a tremendous vision for helping CytRx evolve and unlock long-term value for shareholders. Our Board of Directors is confident that he is the right leader to build on the culture of innovation that has been established at the Company. In particular, we are very excited that Stephen recognizes the potential of Centurion BioPharma’s LADR platform for cancer therapeutics and accompanying diagnostics. I also want to take this opportunity to thank my past and present colleagues at CytRx, who have helped me establish our high-potential licensing agreements and pursue innovative cancer and rare disease treatments over the years.”

Dr. Ignarro, Chairman of the Board, said:

“On behalf of the Board, I want to thank Steven for his visionary leadership and relentless dedication to CytRx. Steven turned the Company around at the most critical time and we all appreciate the progress he has made. We wish him nothing but success in any future endeavors.”

Dr. Snowdy added:

“I appreciate the confidence that Steven and the Board of Directors have placed in me. This is the beginning of a new day at CytRx, and I am happy to bring to CytRx my leadership philosophy which is built on the core values of integrity, communication, strong corporate governance and rigorous science. I believe my relationships in the capital markets and broader biopharmaceutical sector can help open new doors for the Company. I look forward to engaging with our existing shareholders, partners and other stakeholders to chart new paths to innovation and value creation. Thanks to CytRx’s licensing agreements and Centurion BioPharma’s promising assets, we have a strong foundation on which to build value for shareholders.”

About CytRx

CytRx Corporation (OTCQB: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer and neurodegenerative diseases. CytRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. In addition, CytRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S in exchange for milestone payments and royalties. Orphazyme is developing arimoclomol in two indications, including Niemann-Pick disease Type C (NPC), and Gaucher disease. CytRx Corporation’s website is www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the ability of ImmunityBio, Inc., to obtain regulatory approval for its products that use aldoxorubicin; the ability of ImmunityBio, Inc., to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from ImmunityBio, Inc.; Centurion BioPharma Corporation’s ability to develop new ultra-high potency drug candidates based on its LADR™ technology platform; our ability to attract potential licensees; and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx’s most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Longacre Square Partners
Greg Marose / Bela Kirpalani
cytrx@longacresquare.com